KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
EXHIBIT 11 – STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
(Units in millions; Dollars in millions except per unit amounts)

	Three Months Ended June 30,
	2010	2009
Weighted Average Number of Limited Partners’ Units on which Limited Partners’ Net Income per Unit is Based	304.5	277.5

Calculation of Limited Partners’ interest in Net Income
Amounts Attributable to Kinder Morgan Energy Partners, L.P.:
Net Income	$361.2	$323.8
Less: General Partner’s interest in Net Income	(92.5)	(232.8)
Limited Partners’ interest in Net Income	$268.7	$91.0

Limited Partners’ Net Income per Unit	$0.88	$0.33

	Six Months Ended June 30,
	2010	2009
Weighted Average Number of Limited Partners’ Units on which Limited Partners’ Net Income per Unit is Based	301.7	273.5

Calculation of Limited Partners’ interest in Net Income
Amounts Attributable to Kinder Morgan Energy Partners, L.P.:
Net Income	$586.5	$587.7
Less: General Partner’s interest in Net Income	(341.7)	(456.5)
Limited Partners’ interest in Net Income	$244.8	$131.2

Limited Partners’ Net Income per Unit	$0.81	$0.48